CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in this Registration Statement of our report, dated January 31, 1996, except for Notes 10 and 21 as to which the date is April 22, 1996, on the consolidated financial statements of F&M National Corporation as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is incorporated by reference from F&M's Current Report on Form 8-K dated July 1, 1996, which restates the consolidated financial statements that are incorporated by reference from F&M's Annual Report on Form 10-K for the year ended December 31, 1995, to reflect the acquisition of FB&T Financial Corporation by F&M on March 29, 1996. We also consent to the reference made to us under the caption "Experts" in the Proxy Statement/Prospectus constituting a part of this Registration Statement.

                                            /s/ YOUNT, HYDE & BARBOUR, P.C.



Winchester, Virginia
July 3, 1996